Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of 7:00 a.m., Central Time, January 17, 2017 (the “Effective Time”), by and between Christopher & Banks Corporation, a Delaware corporation with its headquarters located in Plymouth, Minnesota (the “Company”) and LuAnn Via (“Executive”).

RECITALS

WHEREAS, the Company has employed Executive as its Chief Executive Officer (“CEO”) pursuant to the terms of that certain Amended and Restated Employment Agreement, entered into as of June 26, 2014 (as amended by Amendment No. 1 thereto, entered into as of February 24, 2016, the “Employment Agreement”);

WHEREAS, the Company has determined to terminate the employment of Executive without “Cause” (as defined in the Employment Agreement, “Cause”) pursuant to the terms and condition of Article 12 of the Employment Agreement, effective as of the Effective Time;

WHEREAS, the Company and Executive desire to set forth their complete understandings with regard to the foregoing termination of employment; and

WHEREAS, concurrently with the execution of this Agreement by the Company and Executive, Executive has executed a Release of Claims in the form attached to the Employment Agreement as Exhibit A thereto (the “Release”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, the Company and Executive hereby agree as follows:

Section 1.                                           Termination of Employment; Board Resignation.  The Company hereby terminates the employment of Executive from the position of CEO, and all other officer or employee positions she may hold with the Company or any subsidiary or affiliate of the Company, effective as of the Effective Time (the “Termination”).  In connection therewith, and pursuant to Section 12.4 of the Employment Agreement, when fully executed by the parties, this Agreement will also constitute Executive’s resignation from her position as a member of the Company’s Board of Directors and from all other boards of directors of any subsidiary or affiliate of the Company on which she may serve.

Section 2.                                           Termination without Cause; Payments.  The Company and Executive acknowledge and agree that the Termination constitutes a termination without Cause, pursuant to the terms of Section 12.1 of the Employment Agreement.  Therefore, Executive shall be entitled to receive the payments and benefits set forth in such Section, pursuant to the terms and conditions thereof (including, without limitation, the terms of Section 12.1(a) and Section 12.1(b)).  For the avoidance of doubt (but, without in any way changing the legal effect of the terms of the Employment Agreement), the parties agree that, subject to the Executive’s compliance with Section 12.1(b) of the Employment Agreement (including, as noted therein, Executive’s continued compliance with Articles 6, 7 and 8 thereof), Executive shall be entitled to receive the following, after the Termination (subject to withholding of any taxes (and any other obligations) required to be withheld by the Company):

a.                                      severance payments from the Company in an aggregate amount equal to $850,000, payable in accordance with the Company’s regular payroll schedule after expiration of any applicable rescission periods (as more specifically set forth in the Release);

b.                                      bonus payment earned by Executive under the Company’s Spring component of the Fiscal 2016 Annual Incentive Program (the “Spring Plan”), which amount (subject to confirmation following the audit by the Company’s independent auditors of the Company’s financial statements as of and for the fiscal year ended January 28, 2017) is expected to be equal to $285,600, payable in accordance with the terms of the Spring Plan;

c.                                       provided that Executive is then-eligible for and timely elects COBRA coverage, the Company shall pay Executive’s COBRA premiums for a period not to exceed eighteen (18) months, and that amount will be equal to her then-current COBRA payment; and

d.                                      payment by the Company to Executive of her accrued but unused vacation for calendar year 2017, through the Effective Time, in an amount equal to $3,935.62.

Section 3.                                           Continuing Terms of Employment Agreement.  For the avoidance of doubt (but, without in any way changing the legal effect of the terms of the Employment Agreement), the parties acknowledge and agree that the following Articles of the Employment Agreement, and those provisions of the Employment Agreement necessary to enforce such Articles, shall survive the Termination and any future termination of the Employment Agreement:

Article	Title
5	Certain Definitions (other than Sections 5.2 and 5.6)
6	Noncompetition and Nonsolicitation*
7	Confidential Information and Company Property**
8	Intellectual Property and Work For Hire
10	Certain Remedies
12	Termination (other than Sections 12.2 and 12.3)
13	Indemnification
15	Mediation; Governing Law and Venue (other than Section 15.1)
17	Miscellaneous (other than Section 17.5)

*For the avoidance of doubt, the mutual nondisparagement provisions of Section 6.5 of the Employment Agreement shall continue to apply after the Termination and any future termination of the Employment Agreement by their terms.

**Notwithstanding anything to the contrary set forth in Section 6.5 or Section 7.1 of the Employment Agreement, the Company understands and acknowledges that certain whistleblower laws permit Executive to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations. The Company acknowledges that Executive is not required to seek the Company’s permission or notify the Company of any communications made in compliance with applicable whistleblower laws, and that the Company will not consider such communications to violate either Section 6.5 or Section 7.1 of the Employment Agreement (or any other agreement between Executive and the Company) or any Company policy by which Executive is bound.

Section 4.                                           Additional Understandings.  The parties hereto further agree as follows:

a.                                      Stock Option Award.  The Company granted to Executive a stock option award, pursuant to a Stock Option Agreement dated November 26, 2012 (the “Option Agreement”), to acquire 1,500,000 shares of the Company’s Common Stock, at an exercise price of $3.43.  The Compensation Committee of the Board of Directors of the Company has determined to amend, and hereby amends, Section 8(1) thereof to extend the exercise period following Termination to October 17, 2017.

b.                                      Payment of Certain Expenses.  The Company agrees promptly to pay directly to third party providers, upon receipt of customary and complete invoicing or other documentation of such expenses, a total not to exceed $25,000 in the aggregate for Executive’s expenses related to any or all of the following:

i.                                         packing and transporting her personal effects from her Minneapolis apartment to a location of her choosing in Memphis, Tennessee;

ii.                                      transporting her automobile to Ft. Lauderdale, Florida, at a mutually agreeable time;

iii.                                   the rent due on Executive’s Minneapolis apartment for the months of February and March, 2017; and

iv.                                  the fees and expenses actually incurred on her behalf by attorneys and accountants retained by her in connection with the negotiation and execution of this Agreement.

c.                                       Certain Company Equipment.  The Company and Executive agree as follows:

i.                                          Laptop, Surface Tablet and iPad.  Executive shall be entitled to retain the Company-issued laptop, Surface Tablet and iPad that she has been using during her employment with the Company, provided that, all Company information, documentation, data, passwords, etc. have been permanently removed, to the Company’s reasonable satisfaction, and that, thereafter, Executive shall be solely responsible for all costs of using and maintaining such Laptop, Surface Tablet and iPad.

ii.                                       Cell Phone.  Executive shall return, at the Effective Time, the Company-issued cell phone that she has been using during her employment with the Company.

Section 5.                                           Miscellaneous.

a.                                      Entire Agreement.  The Company and Executive acknowledge that this Agreement, together with the Employment Agreement (as clarified by this Agreement), the Release, the Option Agreement (as amended by this Agreement) and that certain Indemnification Agreement between the Company and Executive, dated January 30, 2013, contain the full and complete agreement between the parties hereto, that there are no oral or implied agreements or other modifications not specifically set forth herein, and that this Agreement, together with the other  agreements specifically referenced in this Section 5(a), supersede any prior agreements or understandings, if any, between the Company and Executive, whether written or oral.

b.                                      Amendments.  The parties agree that no amendments of this Agreement may be made except by means or a written agreement signed by each of the parties and approved by the Company’s Board of Directors (the “Board”) or the Board’s Compensation Committee.

c.                                       Waiver.   Either party’s failure to demand strict performance and compliance with any part of this Agreement shall not be deemed to be a waiver of such party’s rights under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

d.                                      Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when delivered by an express delivery service or courier service to the address listed below, or three (3) business days after it is mailed, certified, return receipt requested, postage prepaid:

If to Executive, addressed to:

LuAnn Via
1600 South Ocean Blvd.

Unit No. 2004

Pompano Beach, FL 33062

If to the Company, addressed to:

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, MN  55441
Attn:  Chair of Board

          With a copy (to the same address) to: General Counsel

Any party hereto may, from time to time, by written notice to the other party, designate a different address, or in the case of the Company, a different notice party, which shall be substituted for the one specified above for such party.

e.                                       Governing Law.  The parties acknowledge that the Company’s principal place of business is located in the State of Minnesota. The parties hereby agree that this Agreement shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof; provided that, both parties understand and agree that the statutory and common law of the State of Delaware shall govern all matters regarding Executive’s performance of her fiduciary duties and indemnification (and reimbursement of related expenses) of Executive.

f.                                        Venue.  The parties agree that the exclusive venue for any litigation commenced by the Company or the Executive relating to this Agreement or Executive’s prior employment shall be the state courts located in Hennepin County, Minnesota and the United States District Court, District of Minnesota in Hennepin County, Minnesota. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

g.                                       Rights of Executive’s Successors.  In the event of Executive’s death prior to the payment of any amounts due to Executive under any of clauses (a), (b) or (d) of Section 2 of this Agreement, such payments shall be made to Executive’s spouse or, if she is not survived by a spouse, to her estate.

h.                                      Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart (including copies or PDF’s of signatures transmitted by facsimile or e-mail) shall be deemed a signature to, and may be appended to, any other counterpart.

/s/ LuAnn Via
LuAnn Via

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Kent Kleeberger
Kent Kleeberger
Chair of the Board